Exhibit 99.4

PRESS RELEASE


                                                      For Release on May 4, 1995



For More Information, Contact:
Dr. Francis X. Wazeter,
  Chairman and C.E.O.
Michael A. Feder, Acting President


International Research and Development Corporation announced today that it preliminarily estimates 1994 results to range as follows:

Operating revenues
  (from continuing operations) $21.7 million to $22.0 million Loss from continuing operations
  (before income taxes)             $ 4.1 million      to   $ 4.7 million
Loss from discontinued operations
  (before income taxes)            $ 8.8 million       to   $ 9.1 million
Net loss                           $ 9.1 million       to   $ 9.8 million
Net loss per share                 $1.62               to   $1.74

As a result of the previously disclosed financial irregularities at the Company's Carme subsidiary, and the activities related thereto, the Company has not completed its financial statements for 1994. Therefore, the above results are preliminary and may require adjustment. The Company anticipates that its financial statements will be completed within the next forty-five days. At that time, the Company will announce final results and schedule its Annual Meeting of Stockholders.

The Company is aggressively pursuing expense reductions in all operations in light of the decline in revenues.

The loss from discontinued operations arises from the previously announced decision of the Board of Directors to dispose of the Company's Carme subsidiary, which is engaged in the manufacture and sale of specialty skin care products. The Company is in the process of soliciting offers for Carme. Approximately $6.5 million of the loss from discontinued operations relates to the write down of certain Carme intangibles.

In addition, the Company announced that it was unable to repay approximately $6.8 million of bank debt (plus approximately $1.3 million in related accrued interest and late fees) which was due on May 1, 1995. As a result, and as a result of the Company's inability to satisfy certain other covenants in its loan agreements, the bank could accelerate approximately $12.1 million of additional indebtedness owned by the Company to the bank. The bank has not indicated an intent to do so at this time. The bank is negotiating with the Company regarding an extension of the current financing arrangements. However, there is no assurance that a satisfactory arrangement will be reached.

The primary business of International Research and Development Corporation is the safety evaluation of pharmaceutical and veterinary drugs, agricultural products, and chemicals. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.

The common stock of International Research and Development Corporation is traded in the Over-The-Counter national market. The NASDAQ symbol for the common stock is IRDV.